EXHIBIT 99.15.1

Other - Consolidated Financial Statements and Supplementary Data (SatCon Technology Corporation)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

SatCon Technology Corporation:

We have audited the accompanying consolidated balance sheets of SatCon Technology Corporation and its subsidiaries (the Company) (a Delaware corporation) as of September 30, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SatCon Technology Corporation and its subsidiaries as of September 30, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with auditing standards generally accepted in the United States.

/s/ Arthur Andersen llp

Boston, Massachusetts

December 4, 2001

SATCON TECHNOLOGY CORPORATION CONSOLIDATED BALANCE SHEETS

	September 30, 2001	September 30, 2000

ASSETS
Current assets:
Cash and cash equivalents	$11,051,465	$8,814,324
Marketable securities	9,872,317	-
Accounts receivable, net of allowance of $775,706 and $320,222 at September 30, 2001 and 2000, respectively	8,636,740	7,495,942
Unbilled contract costs and fees	578,098	824,829
Inventory	11,413,616	8,001,661
Prepaid expenses and other current assets	913,860	614,622

Total current assets	42,466,096	25,751,378
Investment in Beacon Power Corporation	7,152,984	-
Warrants to purchase common stock	576,915	2,473,713
Property and equipment, net	7,778,904	6,257,476
Intangibles, net	10,582,254	9,080,089
Other long-term assets	219,306	924,583

Total assets	$68,776,459	$44,487,239

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$331,824	$17,494
Accounts payable	7,419,898	3,074,517
Accrued payroll and payroll related expenses	1,437,665	1,284,884
Other accrued expenses	2,271,502	1,459,218
Deferred revenue	1,381,040	1,525,116

Total current liabilities	12,841,929	7,361,229
Long-term debt, net of current portion	1,039,487	16,377
Other long-term liabilities	149,274	197,349
Contingent obligation to common stock warrant holders	234,699	-
Contingent obligation to Class D preferred stockholders of Beacon Power Corporation	-	5,793,879
Commitments and contingencies (Note H)
Stockholders' equity:
Preferred stock; $0.01 par value, 1,000,000 shares authorized; no shares issued	-	-
Common stock; $0.01 par value, 50,000,000 shares authorized; 16,539,597 and 13,841,185 shares issued at September 30, 2001 and 2000, respectively	165,396	138,412
Additional paid-in capital	114,593,612	72,498,540
Accumulated deficit	(64,459,763)	(40,195,340)
Accumulated other comprehensive income (loss)	4,211,825	(1,073,503)
Treasury stock, at cost; 44,500 shares at September 30, 2000	-	(249,704)

Total stockholders' equity	54,511,070	31,118,405

Total liabilities and stockholders' equity	$68,776,459	$44,487,239

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,
	2001	2000	1999

Revenue:
Product revenue	$30,779,861	$22,427,428	$9,122,498
Funded research and development and other revenue	10,904,375	8,627,601	6,355,383

Total revenue	41,684,236	31,055,029	15,477,881

Operating costs and expenses:
Cost of product revenue	27,827,909	19,069,192	9,510,941
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	7,445,625	6,847,439	5,828,277
Unfunded research and development expenses	6,228,901	3,453,326	726,187

Total research and development and other revenue expenses	13,674,526	10,300,765	6,554,464
Selling, general and administrative expenses	13,593,197	9,969,580	8,818,706
Write-off of public offering costs	1,420,627	-	-
Amortization of intangibles	1,362,365	1,217,490	371,087

Total operating costs and expenses	57,878,624	40,557,027	25,255,198

Operating loss	(16,194,388)	(9,501,998)	(9,777,317)
Net unrealized loss on warrants to purchase common stock	(1,480,190)	-	-
Other income (loss)	-	9,891	(150,464)
Interest income	688,593	453,631	42,287
Interest expense	(104,994)	(3,176)	(115,692)

Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	(17,090,979)	(9,041,652)	(10,001,186)
Equity loss from Beacon Power Corporation	(5,065,034)	(899,493)	(4,340,567)

Net loss before cumulative effect of changes in accounting principles	(22,156,013)	(9,941,145)	(14,341,753)
Cumulative effect of changes in accounting principles	(167,612)	-	-

Net loss	(22,323,625)	(9,941,145)	(14,341,753)
Accretion of redeemable convertible preferred stock discount	-	(3,105,888)	(50,904)
Cumulative effect of change in accounting principle	(1,940,798)	-	-

Net loss attributable to common stockholders	$(24,264,423)	$(13,047,033)	$(14,392,657)

Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.51)	$(1.03)	$(1.57)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted	(0.14)	-	-

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(1.65)	$(1.03)	$(1.57)

Weighted average number of common shares, basic and diluted	14,665,683	12,629,822	9,176,041

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS

For the Years Ended September 30, 2001, 2000 and 1999
	Common Shares	Common Stock	Additional Paid-in Capital	Common Shares Held in Escrow	Common Stock Held in Escrow	Amounts Receivable From Exercise of Stock Options	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Treasury Stock	Total Stockholders' Equity	Comprehensive Loss

Balance, September 30, 1998	9,018,549	$90,185	$28,377,718	-	$-	$-	$(15,912,442)	$(10,380)	28,300	$(173,076)	$12,372,005
Net loss	-	-	-	-	-	-	(14,341,753)	-	-	-	(14,341,753)	(14,341,753)
Exercise of stock options	455,600	4,556	3,173,445	-	-	(1,816,667)	-	-	-	-	1,361,334	-
Treasury stock purchased	-	-	-	-	-	-	-	-	16,200	(76,628)	(76,628)	-
Common stock issued in acquisitions	100,000	1,000	567,800	-	-	-	-	-	-	-	568,800	-
Common stock issued in connection with settlement agreement which is held in escrow	42,860	429	189,762	42,860	(190,191)	-	-	-	-	-	-	-
Compensation expense related to stock options and warrants issued to non-employees	-	-	2,208,639	-	-	-	-	-	-	-	2,208,639	-
Valuation adjustment for common stock held in escrow	-	-	238,409	-	(238,409)	-	-	-	-	-	-	-
Warrants issued in connection with the sale of redeemable preferred stock	-	-	2,369,292	-	-	-	-	-	-	-	2,369,292	-
Change in net unrealized losses on marketable securities	-	-	-	-	-	-	-	10,380	-	-	10,380	10,380
Accretion of redeemable convertible preferred stock discount	-	-	(50,904)	-	-	-	-	-	-	-	(50,904)	-

Comprehensive loss												(14,331,373)

Balance, September 30, 1999	9,617,009	$96,170	$37,074,161	42,860	$(428,600)	$(1,816,667)	$(30,254,195)	-	44,500	$(249,704)	$4,421,165
Net loss	-	-	-	-	-	-	(9,941,145)	-	-	-	(9,941,145)	(9,941,145)
Common stock issued in connection with Ling acquisition	770,000	7,700	7,748,656	-	-	-	-	-	-	-	7,756,356	-
Common stock issued in connection with MTI investment	1,030,000	10,300	6,964,926	-	-	-	-	-	-	-	6,975,226	-
MTI warrants received in connection with MTI investment	-	-	3,495,438	-	-	-	-	-	-	-	3,495,438	-
Valuation adjustment for MTI warrants	-	-	-	-	-	-	-	(1,021,725)	-	-	(1,021,725)	(1,021,725)
Common stock issued in connection with NGC asset acquisition	578,761	5,788	5,465,770	-	-	-	-	-	-	-	5,471,558	-
Conversion of redeemable convertible preferred stock into common stock	1,025,641	10,256	7,989,744	-	-	-	-	-	-	-	8,000,000	-
Exercise of common stock options	701,774	7,018	5,496,853	-	-	-	-	-	-	-	5,503,871	-
Exercise of common stock warrants	118,000	1,180	1,111,720	-	-	-	-	-	-	-	1,112,900	-
Payments on amounts receivable from exercise of stock options	-	-	-	-	-	1,816,667	-	-	-	-	1,816,667	-
Valuation adjustment for common stock held in escrow	-	-	257,160	-	(257,160)	-	-	-	-	-	-	-
Common stock released from escrow	-	-	-	(42,860)	685,760	-	-	-	-	-	685,760	-
Accretion of redeemable convertible preferred stock discount	-	-	(3,105,888)	-	-	-	-	-	-	-	(3,105,888)	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	(51,778)	-	-	(51,778)	(51,778)

Comprehensive loss												(11,014,648)

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS

For the Years Ended September 30, 2001, 2000 and 1999

	Common Shares	Common Stock	Additional Paid-in Capital	Common Shares Held in Escrow	Common Stock Held in Escrow	Amounts Receivable From Exercise of Stock Options	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Treasury Stock	Total Stockholders' Equity	Comprehensive Loss

Balance, September 30, 2000	13,841,185	$138,412	$72,498,540	-	-	-	$(40,195,340)	$(1,073,503)	44,500	$(249,704)	$31,118,405
Net loss	-	-	-	-	-	-	(22,323,625)	-	-	-	(22,323,625)	(22,323,625)
Exercise of common stock options	88,484	885	676,192	-	-	-	-	-	-	-	677,077	-
Exercise of common stock warrants, net of issuance costs of $230,580	777,000	7,770	6,321,750	-	-	-	-	-	-	-	6,329,520	-
Termination of contingent put right granted to Class D preferred stockholders of Beacon Power Corporation	-	-	5,831,879	-	-	-	-	-	-	-	5,831,879	-
Net gain on investment in Beacon Power Corporation	-	-	10,779,224	-	-	-	-	-	-	-	10,779,224	-
Distribution of Beacon Power Corporation common stock	-	-	(2,963,240)	-	-	-	-	-	-	-	(2,963,240)	-
Cumulative effect of accounting change for Mechanical Technology Incorporated warrants	-	-	-	-	-	-	-	1,021,725	-	-	1,021,725	-
Reclassification of common stock warrants from equity to liability	-	-	(1,505,421)	-	-	-	-	-	-	-	(1,505,421)	-
Common stock issued in connection with settlement agreement	12,500	125	162,375	-	-	-	-	-	-	-	162,500	-
Retirement of treasury shares	(44,500)	(445)	(249,259)	-	-	-	-	-	(44,500)	249,704	-	-
Sale of common stock, net of offering costs of $671,679	1,464,928	14,649	17,075,924	-	-	-	-	-	-	-	17,090,573	-
Common stock issued in connection with Inverpower Controls Ltd. acquisition	400,000	4,000	3,913,600	-	-	-	-	-	-	-	3,917,600	-
Cumulative effect of accounting change to record beneficial conversion feature of redeemable preferred stock	-	-	1,940,798	-	-	-	(1,940,798)	-	-	-	-	-
Record charge for acceleration of stock option vesting schedule	-	-	111,250	-	-	-	-	-	-	-	111,250	-
Change in unrealized gain on marketable securities	-	-	-	-	-	-	-	26,367	-	-	26,367	26,367
Change in unrealized gain on Beacon Power Corporation common stock	-	-	-	-	-	-	-	4,364,035	-	-	4,364,035	4,364,035
Foreign currency translation adjustment	-	-	-	-	-	-	-	(126,799)	-	-	(126,799)	(126,799)

Comprehensive loss												(18,060,022)

Balance, September 30, 2001	16,539,597	$165,396	$114,593,612	-	-	-	$(64,459,763)	$4,211,825	-	-	$54,511,070

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2001	2000	1999

Cash flows from operating activities:
Net loss	$(22,323,625)	$(9,941,145)	$(14,341,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,514,102	2,038,391	1,013,037
Allowance for unbilled contract costs and fees	-	-	688,510
Allowance for uncollectible accounts	540,975	265,744	334,850
Allowance for excess and obsolete inventory	1,153,564	658,774	870,021
Loss from Beacon Power Corporation	5,065,034	899,493	4,340,567
Net unrealized loss on warrants to purchase common stock	1,480,190	-	-
Loss on sale of marketable securities	-	-	87,535
Write-off of impaired assets	243,504	-	255,544
Compensation expense related to release of stock from escrow and issuance of stock options and warrants to non-employees	150,000	385,760	2,208,639
Common stock issued in connection with settlement agreement	162,500	-	-
Compensation expense related to acceleration of stock option vesting schedule	111,250	-	-
Cumulative effect of changes in accounting principles	167,612	-	-
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,307,675)	(3,025,520)	89,858
Unbilled contract costs and fees	290,024	637,372	(954,393)
Prepaid expenses and other assets	(599,238)	144,687	31,455
Inventory	(3,216,367)	(628,472)	(601,120)
Other long-term assets	1,082,145	8,072	517,402
Accounts payable	3,864,325	869,225	72
Accrued expenses and payroll	583,606	641,266	(98,163)
Other current liabilities	(946,507)	1,566,051	(72,763)

Total adjustments	11,339,044	4,460,843	8,711,051

Net cash used in operating activities	(10,984,581)	(5,480,302)	(5,630,702)

Cash flows from investing activities:
Purchases of marketable securities	(9,845,950)	-	-
Sales and maturities of marketable securities	-	-	580,144
Patent and intangible expenditures	-	(78,962)	(102,227)
Purchases of property and equipment	(2,205,917)	(2,463,777)	(220,416)
Acquisitions, net of cash acquired	210,427	(24,054)	(995,876)
Investment in Beacon Power Corporation	-	(333,333)	(696,667)

Net cash used in investing activities	(11,841,440)	(2,900,126)	(1,435,042)

Cash flows from financing activities:
Proceeds from long-term debt	1,459,750	-	-
Repayment of long-term debt	(446,453)	(16,226)	(100,000)
Borrowings under line of credit	-	-	2,657,234
Repayment of borrowings under line of credit	-	-	(2,657,234)
Net proceeds from issuance of redeemable convertible preferred stock	-	-	7,212,500
Net proceeds from issuance of common stock	17,090,573	6,975,226	-
Proceeds from exercise of stock options and payment of amounts receivable from exercise of stock options	677,077	7,320,538	1,361,334
Proceeds from exercise of warrants	6,329,520	1,112,900	-
Purchase of treasury stock	-	-	(76,628)
Deferred equity financing costs	-	(678,980)	-

Net cash provided by financing activities	25,110,467	14,713,458	8,397,206

Effect of foreign currency exchange rates on cash and cash equivalents	(47,305)	(51,778)	-

Net increase in cash and cash equivalents	2,237,141	6,281,252	1,331,462
Cash and cash equivalents at beginning of year	8,814,324	2,533,072	1,201,610

Cash and cash equivalents at end of year	$11,051,465	$8,814,324	$2,533,072

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

SatCon Technology Corporation (the "Company" or "SatCon") was organized as a Massachusetts corporation in February 1985 and reincorporated in Delaware in 1992. SatCon develops enabling technologies for the emerging digital power marketplace which includes UPS systems, distributed power generation and power quality markets. SatCon also manufactures power and energy management products that convert, store and manage electricity for businesses and consumers that require high-quality, uninterruptible power. SatCon is utilizing its engineering and manufacturing expertise to develop products that serve the digital power marketplace, including UPS systems, power generation and power quality products, industrial automation motors and controls, power electronics and controls, components for fuel cell and microturbine power generation systems, hybrid-electric vehicles and flywheel energy storage systems. SatCon believes the family of products it is developing will be integral components of distributed power generation and power quality systems.

SatCon has expanded its business and capabilities through the following acquisitions:

K&D Magmotor Corp.-a manufacturer of custom electric motors, acquired in January 1997.

Film Microelectronics, Inc. ("FMI")-a manufacturer of hybrid microelectronics, acquired in April 1997.

Inductive Components, Inc.-a value-added supplier of customized electric motors, acquired in January 1999.

Lighthouse Software, Inc.-a supplier of control software for machine tools, acquired in January 1999.

HyComp, Inc.-a manufacturer of electronic multi-chip modules, acquired in April 1999.

Ling Electronics, Inc.-a manufacturer of test equipment, power converters, amplifiers and converters, acquired in October 1999.

Inverpower Controls Ltd.-a manufacturer of power electronics modules and advanced high-speed digital controls, acquired in July 2001.

All of these acquisitions were accounted for using the purchase method of accounting. In addition, in November 1999, the Company acquired intellectual property, tooling and other assets from Northrop Grumman Corporation. See Note O.

Basis of Consolidation

The consolidated financial statements include the accounts of SatCon and its majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation

The functional currency of the Company's foreign subsidiary is the local currency. Assets and liabilities of foreign subsidiaries are translated at the rates in effect at the balance sheet date, while stockholders' equity (deficit) is translated at historical rates. Statements of operations and cash flow amounts are translated at the average rate for the period. Translation adjustments are included as a component of accumulated other comprehensive loss. Foreign currency gains and losses arising from transactions are reflected in the loss from operations and were not significant during the fiscal years ended September 30, 2001 and 2000.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." Product revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, delivery of the product to the customer has occurred and the Company has determined that collection of the fee is probable. Title to the product generally passes upon shipment of the product as the products are shipped FOB shipping point except for certain foreign shipments. If the product requires installation to be performed by the Company, all revenue related to the product is deferred and recognized upon the completion of the installation. The Company provides for a warranty reserve at the time the product revenue is recognized.

The Company performs funded research and development and product development for commercial companies and government agencies under both cost reimbursement and fixed-price contracts. Product development revenue is included in product revenue. Cost reimbursement contracts provide for the reimbursement of allowable costs and, in some situations, the payment of a fee. These contracts may contain incentive clauses providing for increases or decreases in the fees depending on how costs compare with a budget. On fixed-price contracts, revenue is generally recognized on the percentage of completion method based upon the proportion of costs incurred to the total estimated costs for the contract. Revenue from reimbursement contracts is recognized as the services are performed. In each type of contract, the Company receives periodic progress payments or payments upon reaching interim milestones. All payments to the Company for work performed on contracts with agencies of the U.S. government are subject to audit and adjustment by the Defense Contract Audit Agency. Adjustments are recognized in the period made. When the current estimates of total contract revenue for commercial product development contracts indicate a loss, a provision for the entire loss on the contract is recorded. Any losses incurred in performing funded research and development projects are recognized as research and development expense as incurred. As of September 30, 2001 and 2000, the Company has accrued $75,000 and $150,000, respectively, for anticipated contract losses on commercial contracts. For the fiscal years ended September 30, 2001, 2000 and 1999, revenue from commercial contracts, which represents other revenue, is included in funded research and development and other revenue and amounted to $662,614, $763,023 and $767,954, respectively.

Cost of product revenue includes cost of product revenue including material, labor and overhead. Costs incurred in connection with funded research and development and other revenue arrangements are included in research and development and other revenue expenses. For the fiscal years ended September 30, 2001, 2000 and 1999, costs and expenses from commercial contracts, which represents other revenue expenses, are included in funded research and development and other revenue expenses and amounted to $484,982, $397,527 and $704,347, respectively.

Deferred revenue consists of payments received from customers in advance of services performed, product shipped or installation completed.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid investments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates market value.

Marketable Securities

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115. "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, investments are classified as held to maturity, available for sale or trading.

Management determines the appropriate classification of its investments in marketable securities at the time of purchase and re-evaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale.

Securities available for sale are carried at fair value, based on quoted market prices, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity except for unrealized losses determined to be permanent in nature. Such unrealized losses are included in the determination of net income in the period in which management determines the decline to be permanent. The Company is not actively involved in the purchase and sale of investments classified as trading. At September 30, 2001, the Company had no investments that qualified as trading or held to maturity.

The amortized cost of debt securities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in interest income. Realized gains and losses are included in other income or loss. The cost of securities sold is based on the specific identification method.

Inventory

Inventories are stated at the lower of cost or market and costs are determined based on the first-in, first-out method of accounting and include material, labor and manufacturing overhead costs.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the asset's estimated useful life. The estimated useful lives of property and equipment are as follows:

Estimated Lives

Computer equipment and software	3-5 years
Electronic laboratory and shop equipment	5 years
Mechanical laboratory and shop equipment	10 years
Sales and demonstration equipment	3-10 years
Furniture and fixtures	7-10 years
Leasehold improvements	Lesser of the life of the lease or the useful life of the improvement

When assets are retired or otherwise disposed of, the cost and related depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in other income.

Long-lived Assets

The Company periodically evaluates the potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At the occurrence of a certain event or change in circumstances or at each balance sheet date, the Company evaluates the potential impairment of an asset based on future undiscounted cash flows. In the event that impairment exists, the Company will measure the amount of such impairment based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Factors that management considers in performing this assessment include current operating results, trends and prospects and, in addition, demand, competition and other economic factors. At September 30, 2001, the Company determined that the unamortized non-compete agreement component of identifiable intangible assets from the FMI acquisition of $60,737 was no longer recoverable and, accordingly, has written this asset off and charged amortization expense. At September 30, 2000, the Company determined that there had been no impairment of its long-lived assets, except as disclosed in Notes E and G.

Intangibles consisted of the following:

		September 30,
	Estimated Lives	2001	2000

Patents	15-20 years	$755,748	$755,748
Identifiable intangible assets from MagMotor acquisition	5 years	44,250	44,250
Goodwill from MagMotor acquisition	7 years	65,198	65,198
Identifiable intangible assets from FMI acquisition	5-10 years	1,250,000	1,750,000
Goodwill from FMI acquisition	15 years	826,218	826,218
Identifiable intangible assets from Inductive/Lighthouse acquisition	5 years	275,000	275,000
Goodwill from Inductive/Lighthouse acquisition	10 years	389,079	389,079
Goodwill from Ling acquisition	7 years	3,754,910	3,754,910
Identifiable intangible assets from NGC acquisition	3-10 years	3,281,423	3,281,423
Identifiable intangible asset from Inverpower acquisition	5 years	253,018	-
Goodwill from Inverpower acquisition	Indefinite	2,623,480	-

		13,518,324	11,141,826
Less: accumulated amortization		2,936,070	2,061,737

		$10,582,254	$9,080,089

Amortization expense related to intangibles for the fiscal years ended September 30, 2001, 2000 and 1999 was $1,374,333, $1,229,815 and $389,685, respectively.

Treasury Stock

The Company was authorized to repurchase up to 5% of the Company's outstanding shares of common stock through July 2000. Under the repurchase program, the Company purchased 44,500 shares of the Company's outstanding common stock at a cost of $249,704. During the fiscal year ended September 30, 2001, the Company retired the 44,500 shares purchased under the repurchase program.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period reported. Actual results could differ from these estimates.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which is the asset and liability method for accounting and reporting for income taxes. Under SFAS No. 109, deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using statutory rates. In addition, SFAS No. 109 requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the measurement of the fair value of stock options or warrants granted to employees to be included in the statement of operations or, alternatively, disclosed in the notes to consolidated financial statements. The Company accounts for stock-based compensation of employees under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and has elected the disclosure-only alternative under SFAS No. 123. The Company records the fair market value of stock options and warrants granted to non-employees in exchange for services in accordance with Emerging Issues Task Force (EITF) No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," in the consolidated statement of operations.

Net Loss per Basic and Diluted Common Share

The Company reports net loss per basic and diluted common share in accordance with SFAS No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk principally consist of cash equivalents, marketable securities trade accounts receivable, unbilled contract costs and amounts receivable from exercise of stock options.

The Company's trade accounts receivable and unbilled contract costs and fees are primarily from sales to U.S. government agencies and commercial customers. The Company does not require collateral and has not historically experienced significant credit losses related to receivables or unbilled contract costs and fees from individual customers or groups of customers in any particular industry or geographic area.

The Company deposits its cash and invests in short-term investments primarily through a regional commercial bank and an investment company. Credit exposure to any one entity is limited by Company policy.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development and other revenue expenses include costs incurred in connection with both funded research and development and other revenue arrangements and unfunded research and development activities.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net loss, unrealized gains and losses on marketable securities, valuation adjustment for warrants to purchase shares of Mechanical Technology Incorporated's common stock and foreign currency translation adjustments.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, unbilled contract costs and fees, warrants to purchase shares of common stock, accounts payable, debt instruments and contingent obligation to Class D preferred stockholders of Beacon Power Corporation. The estimated fair values of these financial instruments approximate their carrying values at September 30, 2001 and 2000. The estimated fair values have been determined through information obtained from market sources and management estimates.

Accounting for Derivative Instruments

On October 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Upon adoption of SFAS No. 133, the Company recorded an unrealized loss on its investment in derivatives, consisting of warrants to purchase Mechanical Technology Incorporated common stock in its results of operations as a cumulative effect of a change in accounting principle of $1,021,725 to reflect the impact of adopting this accounting standard on October 1, 2000.

In September 2000, the Emerging Issues Task Force issued EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," which requires freestanding contracts that are settled in a company's own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required. In accordance with EITF 00-19, the Company has determined that outstanding warrants as of September 30, 2001 to purchase 100,000 shares of the Company's Common Stock issued to Mechanical Technology Incorporated should be designated as a liability and warrants to purchase 605,050 shares of the Company's Common Stock are designated as an equity instrument. Effective June 30, 2001, all warrants designated as a liability must be recorded as a liability and therefore, the Company reclassified the warrants designated as a liability from equity to liabilities, which had a fair value on the issuance date of $1,505,421, using the Black-Scholes option-pricing model. At September 30, 2001, the outstanding warrants designated as a liability, as a result of the warrant holders having rights that rank higher than those of common stockholders, have been recorded at a fair value of $234,699 through a reduction of $1,270,722 in the fair value included in the results of operations.

Accounting for Beneficial Conversion Feature

In November 2000, the Emerging Issues Task Force issued EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument. Based upon the guidance provided in EITF 00-27, the Company has determined that the redeemable preferred stock issued in August 1999 and converted into the Company's Common Stock in March 2000 had a beneficial conversion feature of $1,940,798. Under the guidance of EITF 00-27, the Company was required to record the beneficial conversion feature of $1,940,798 as a cumulative effect of a change in accounting principle upon adoption during the fiscal year ended September 30, 2001.

Reclassifications

Certain prior-year balances have been reclassified to conform to current-year presentations.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Accounting for Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." These statements modify accounting for business combinations after June 30, 2001 and will affect the Company's treatment of goodwill and other intangible assets at the start of the fiscal year 2002; however, business combinations completed after June 30, 2001 should apply the new accounting guidelines. The statements require that goodwill existing at the date of adoption be reviewed for possible impairment and that impairment tests be periodically repeated, with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the Statement's criteria. Intangible assets with estimated useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indeterminable lives will cease. At this time, the Company has not determined the complete impact of SFAS No. 142.

As of September 30, 2001, the Company has goodwill with a net book value of $6,234,653. The Company has decided to early adopt SFAS No. 142 as of October 1, 2001 and therefore, this goodwill will no longer be amortized. During the fiscal years ended September 30, 2001, 2000 and 1999, the Company recorded $638,864, $609,855 and $93,576, respectively, of amortization expense related to this goodwill.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company is currently reviewing this statement to determine its effect on the Company's financial statements.

B. MARKETABLE SECURITIES

At September 30, 2001, marketable securities have been categorized as available for sale, and as a result, are stated at fair value.

As of September 30, 2001, marketable securities consisted of the following:

Security Category	Contracted Maturities	Amortized Cost Basis	Aggregate Fair Value	Gross Unrealized Gains	Gross Unrealized (Losses)

Corporate Debt Securities	May 2004 through October 2004	$9,845,950	$9,872,317	$26,367	-

Total		$9,845,950	$9,872,317	$26,367	-

The change in net unrealized gains during the fiscal year ended September 30, 2001 was $26,367 and is included in the balance sheet in a separate component of stockholders' equity, net of tax effect. There were no realized gains or losses for the sale of securities classified as available for sale during the fiscal years ended September 30, 2001, 2000 and 1999.

C. UNBILLED CONTRACT COSTS AND FEES

Unbilled contract costs and fees represent revenue recognized in excess of amounts billed due to contractual provisions or deferred costs that have not yet been recognized as revenue or billed to the customer. These amounts included retained fee and unliquidated costs totaling $173,685 and $209,832 at September 30, 2001 and 2000, respectively.

D. INVENTORY

Inventory includes material, labor and overhead and consisted of the following:

	September 30,
	2001	2000

Raw material	$6,146,102	$3,081,265
Work-in-process	3,297,713	2,932,965
Finished goods	1,969,801	1,987,431

	$11,413,616	$8,001,661

E. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30,
	2001	2000

Machinery and equipment	$9,506,275	$8,059,916
Furniture and fixtures	475,457	305,777
Computer software	1,094,840	744,308
Leasehold improvements	1,340,463	751,793

	12,417,035	9,861,794
Less: accumulated depreciation and amortization	4,638,131	3,604,318

	$7,778,904	$6,257,476

Depreciation and amortization expense relating to property and equipment for the fiscal years ended September 30, 2001, 2000 and 1999 was $1,233,273, $808,577 and $633,964, respectively.

As of September 30, 2001 and 2000, there was $1,810,503 and $19,903 of property under capital leases included in machinery and equipment, respectively. Of these capital leases, $1,459,750 relates to asset purchases made during the fiscal year ended September 30, 2000 for which the Company entered into a sale leaseback transaction during the fiscal year ended September 30, 2001. As of September 30, 2001 and 2000, there was $29,910 of property under capital leases that were included in computer software.

During the fiscal year ended September 30, 2001, the Company consolidated its FMI manufacturing facilities, and as a result, has written-off the net book value of the leasehold improvements of the vacated premise of $32,767, which has been included in cost of product revenue. During the fiscal year ended September 30, 1999, the Company determined that certain of its machinery and equipment with a net book value totaling $105,544 was impaired based on a significant change in the manner in which the asset was used, and such assets were written-off during the fiscal year ended September 30, 1999. These assets included $86,492 of tooling costs associated with the introduction of brushless motor products at the Company's MagMotor Division that were impaired based on design changes in the product and $19,052 of optics equipment at the Company's Technology Center that were abandoned. These impairment losses have been included in cost of product revenue and unfunded research and development expenses, respectively.

F. INVESTMENT IN BEACON POWER CORPORATION

During the fiscal years ended September 30, 1999 and 2000 and substantially all of the fiscal year ended September 30, 2001, the Company accounted for its investment in Beacon Power under the equity method of accounting. During the fiscal years ended September 30, 2001, 2000 and 1999, the Company recorded $5,065,034, $899,493 and $4,340,567, respectively, of losses from Beacon Power, representing the Company's share of losses up to the extent of committed capital.

On November 17, 2000, Beacon Power listed its common stock on the Nasdaq National Market. In connection with the listing, the put right granted to the Class D preferred stockholders of Beacon Power was terminated and the contingent obligation to Class D preferred stockholders of Beacon Power was reclassified to additional paid-in capital.

On November 22, 2000, Beacon Power completed an initial public offering of its common stock and issued 8,000,000 shares of its common stock at $6.00 per share. Upon the closing of Beacon Power's initial public offering, each share of Beacon Power's class A, C, D, E and F preferred stock was converted into two shares of Beacon Power's common stock, or 29,359,530 shares of common stock, of which the Company received 9,691,440 shares of Beacon Power's common stock. In addition, upon the closing of Beacon Power's initial public offering, Beacon Power issued 873,794 shares of common stock in payment for consulting fees and accrued dividends on Beacon Power's class D and E preferred stock, of which the Company received 11,098 shares of Beacon Power's common stock. After these events, the Company owned approximately 25.0% of Beacon Power's outstanding voting stock. In accordance with SAB No. 51, the Company's investment in Beacon Power and additional paid-in capital was written up to reflect its beneficial interest in the book value of the stockholders' equity of Beacon Power at November 22, 2000, which was $14,988,382, less losses previously recorded in connection with the put right obligation in the amount of $5,831,879 for a net gain of $9,156,503. On December 19, 2000, Beacon Power issued an additional 1,200,000 shares of its common stock at $6.00 per share to cover over-allotments. Upon the issuance of the additional 1,200,000 shares, the Company owned approximately 24.2% of Beacon Power's outstanding voting stock. The Company's investment in Beacon Power and additional paid-in capital was written up in accordance with SAB No. 51 to reflect its beneficial interest in the increase in book value of the stockholders' equity of Beacon Power at December 19, 2000, which was $1,622,721. On December 20, 2000, Beacon Power issued 985,507 shares of its common stock in connection with the cashless exercise of warrants to purchase shares of Beacon Power's common stock. Upon the issuance of the additional 985,507 shares, the Company owned approximately 23.7% of Beacon Power's outstanding voting stock. On December 22, 2000, Beacon Power issued 997,369 shares of its common stock in connection with the cashless exercise of warrants to purchase shares of Beacon Power's common stock. Upon the issuance of the additional 997,369 shares, the Company owned approximately 23.1% of Beacon Power's outstanding voting stock.

After the write-up of its investment in Beacon Power, the Company continued to account for its investment in Beacon Power under the equity method of accounting and recorded its share of losses from Beacon Power on a one fiscal quarter trailing basis.

On September 28, 2001, the Company distributed 5,000,000 shares of Beacon Power common stock to its stockholders. Upon the distribution of the 5,000,000 shares, the Company recorded the distribution of the 5,000,000 shares as a reduction of additional paid-in-capital based on the book value per share prior to the distribution, or $0.59 per share. After the distribution, the Company owned approximately 11.0% of Beacon Power's outstanding voting stock. Additionally, the Company has determined that it does not have the ability to exercise significant influence over the operating and financial policies of Beacon Power and, therefore, now accounts for its investment in Beacon Power using the fair value method as set forth in SFAS No. 115, "Accounting for Certain Debt and Equity Securities." The Company is no longer required to record its share of any losses from Beacon Power and the investment is carried at fair value and designated as available for sale and any unrealized holding gains or losses to be included in stockholders' equity as a component of accumulated other comprehensive income/(loss). As of September 30, 2001, the Beacon Power common stock had a fair value of $7,152,983 and the Company recorded an unrealized gain of $4,364,035 in stockholders' equity as a component of accumulated other comprehensive income/(loss).

Additionally, the Company has a warrant to purchase 173,704 shares of Beacon Power's common stock that has an exercise price of $1.25 per share and expires in 2005. The Company accounts for this warrant in accordance with SFAS No. 133 and, therefore, records the warrant at its fair value. As of September 30, 2001, the warrant to purchase Beacon Power common stock had a fair value of $201,436 and is included in warrants to purchase common stock on the accompanying balance sheet.

Beacon Power accounted for $242,460, $470,996 and $72,644 of the Company's total revenue for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. At September 30, 2001 and 2000, the Company had $172,598 and $346,066, respectively, of accounts receivable and unbilled contract costs and fees from Beacon Power.

G. LONG-TERM DEBT

Long-term debt consists of the following:

	September 30,
	2001	1999

Capital lease obligations	$1,371,311	$33,871
Less: Current portion	(331,824)	(17,494)

	$1,039,487	$16,377

At September 30, 2001, maturities of these obligations are as follows:

Fiscal Year

2002	$331,824
2003	266,808
2004	271,090
2005	190,412
2006	311,177

$1,371,311

On March 1, 1999, the Company reached a definitive settlement arrangement with Albert R. Snider (the "Settlement Agreement"), the holder of a note payable that commenced on April 16, 1997, regarding a suit filed against Mr. Snider for breach of certain representations made by him, including statements of inventory balances in the Asset Purchase Agreement dated as of April 3, 1997 between FMI and Mr. Snider relating to the purchase of the business of FMI and a counterclaim filed by Mr. Snider seeking, among other things, payments allegedly due from the Company under a promissory note.

Pursuant to the terms of the Settlement Agreement, the Company made a $100,000 cash payment to Mr. Snider on March 9, 1999 and the parties executed mutual general releases dismissing any and all claims between them. In addition, the Settlement Agreement provides a right of first refusal in favor of the Company with respect to certain shares of the Company's Common Stock, beneficially owned by Mr. Snider. Concurrently with the execution of the Settlement Agreement, the Company and Mr. Snider entered into a consulting agreement pursuant to which Mr. Snider will perform certain consulting, advisory and related services as the Company may reasonably request from time to time between October 1, 1999 and October 1, 2002. In exchange for these services, the Company issued 42,860 shares of its Common Stock to Mr. Snider, which were held by an escrow agent. The Company has recorded these shares held in escrow at market value and as a reduction to stockholders' equity as of September 30, 1999.

On April 26, 2000, the escrow agent, as authorized by the Company released the 42,860 shares of the Company's Common Stock that were held in escrow to Mr. Snider. The Company recorded these securities at fair value until they were released from escrow at a market price of $16.00 per share or $685,760. The Company determined that the value of these securities exceeded the net realizable value of the underlying services to be received by $235,760. The Company has charged this excess amount to selling, general and administrative expenses during the fiscal year ended September 30, 2000. The Company is amortizing the realizable asset of $450,000 over the three-year period of service through September 30, 2002. At September 30, 2001, the Company determined that the services provided under the consulting agreement will no longer be requested and has written off the unamortized asset of $150,000 to selling, general and administrative expenses during the fiscal year ended September 30, 2001.

H. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facilities under various operating leases that expire through October 2005. The Company has also entered into leasing agreements to lease various items of equipment.

Future minimum annual rentals under lease agreements at September 30, 2001 are as follows:

Fiscal Year

2002	$2,590,607
2003	2,188,052
2004	739,570
2005	501,108
2006	262,367
Thereafter	1,168,000

Total (not reduced by minimum sublease rentals of $401,828)	$7,449,704

Total rental expense including operating expenses and real estate taxes for operating leases amounted to $2,727,286, $2,157,506 and $1,683,749 for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

Certain of the facility leases contain escalation clauses, effective October 1, 1998 and rental expense has been recognized on a straight-line basis over the remaining lease term. At September 30, 2001 and 2000, deferred rent expense amounted to $175,700 and $207,739, respectively.

Litigation

On November 6, 1999, APACE, Inc. ("APACE") an action was commenced against the Company in the Supreme Court of the State of New York claiming that the Company had been awarded a prime contract by the U.S. Department of Energy and that the Company had failed or refused to negotiate a subcontract with APACE, allegedly in breach of a contract between the Company and APACE. APACE sought in excess of $1,000,000 in damages. The Company denied the allegations, moved to stay the action and filed for arbitration with the American Arbitration Association (the "AAA") in Boston, Massachusetts. The AAA decided that the arbitration would go forward in Boston. In the meantime APACE requested that the court permit the action to go forward and for the arbitration to be stayed. On March 21, 2000, the Supreme Court of the State of New York issued an order compelling arbitration and staying APACE's action pending arbitration to be conducted by the AAA in Boston.

On June 26, 2000, APACE served the Company with an amended answering statement and counterclaim, including additional allegations that the Company had engaged in unfair and deceptive trade practices and that its actions were willful and knowing. Based on these allegations, APACE sought multiple damages, as well as attorneys' fees and expenses. On July 19, 2000, the Company filed an answer to APACE's amended answering statement and counterclaim, denying the allegations and asserting various affirmative defenses.

An arbitrator was selected and the arbitration was scheduled to go forward in Boston for nine days in February, March and April of 2001. The parties had exchanged some discovery and expected to make a further exchange early in 2001.

On February 7, 2001, the Company, APACE, Roger M. Slotkin and Jeffrey Waxweiler entered into a settlement agreement with respect to all claims concerning, in connection with or arising from the APACE litigation and arbitration. The settlement agreement also contained mutual releases of the parties relating to all claims. Pursuant to the settlement agreement, the Company paid and delivered to APACE $60,000 and issued 12,500 shares of the Company's Common Stock, valued at $13.00 per share or $162,500, to APACE. The Company was not obligated to register these shares under the Securities Act of 1933, as amended. The AAA was notified that the arbitration proceeding would be dismissed without any recovery by any party, and APACE's counsel filed a voluntary Stipulation of Dismissal With Prejudice in the Supreme Court for the State of New York on March 9, 2001.

From time to time, the Company is a party to routine litigation and proceedings in the ordinary course of business. The Company is not aware of any current or pending litigation to which the Company is or may be a party that the Company believes could materially adversely affect the Company's results of operations or financial condition.

I. EMPLOYEE BENEFIT PLAN

The Company offers a 401(k) Employee Benefit Plan (the "Plan"). Under the Plan, any regular employee, as defined by the Plan, who has completed six months of service and has attained the age of 21 years is eligible to participate. Under the terms of the Plan, an employee may defer up to 15% of his or her compensation through contributions to the Plan. During 1999, the Company extended the Plan to its wholly-owned subsidiaries. The Company made matching contributions to the Plan of $398,281, $366,264 and $218,729 during the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

J. INCOME TAXES

The provision for income taxes consists of the following:

	For the Years Ended September 30,
	2001	2000	1999

Current payable:
Federal	-	$(14,699)	-
State	-	-	-
Foreign	-	14,699	-

	-	-	-

Deferred tax expense/(benefit):
Federal	$(4,748,257)	$(2,962,183)	$(3,888,031)
Foreign	(250,953)	-	-
State	(1,465,988)	(890,122)	(1,167,905)
Change in valuation allowance	6,465,198	3,852,305	5,055,936

	-	-	-

	-	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of September 30, 2001 and 2000, the components of the net deferred tax assets/(liabilities) are as follows:

	2001	2000

Federal net operating loss	$15,695,932	$13,385,851
State net operating loss, net of federal benefit	2,865,093	1,912,496
Credits	572,646	421,035
Depreciation	(613,991)	(227,657)
Loss from Beacon Power Corporation	410,235	4,932,397
Net unrealized gains (losses) on securities available for sale	(1,837,412)	-
Other	1,369,897	834,326
Valuation allowance	(18,462,400)	(21,258,448)

Net deferred income taxes	-	-

The Company has placed a full valuation allowance against its net deferred tax assets since the Company believes it is more likely than not that it will not be able to utilize its deferred tax asset.

J. INCOME TAXES

The provision for income taxes differs from the federal statutory rate due to the following:

	For the Years Ended September 30,
	2001	2000	1999

Tax at statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(4.3)	(6.2)	(6.2)
Other	9.3	1.6	(0.7)
Change in valuation allowance	29.0	38.6	40.9

Effective tax rate	-%	-%	-%

At September 30, 2001, the Company had net operating loss carry-forwards of approximately $46,000,000 and $38,000,000 for federal and state income tax purposes, respectively. The federal net operating losses expire beginning September 30, 2008 through 2021. The state net operating losses will expire beginning September 30, 2001 through 2006. The use of these losses may be limited due to ownership change limitations under Section 382 of the Internal Revenue Code.

K. STOCKHOLDERS' EQUITY

Investment from Mechanical Technology Incorporated

On October 21, 1999, the Company received a $7,070,000 investment from Mechanical Technology Incorporated ("MTI"). In consideration for MTI's investment, MTI received 1,030,000 shares of the Company's Common Stock at a discounted price of approximately $6.80 per share, and warrants to purchase an additional 100,000 shares of the Company's Common Stock at an exercise price of $8.80 per share and an expiration date four years from the date of issuance. MTI funded $2,570,000 of its investment in the Company on October 21, 1999 and received 370,800 of the 1,030,000 shares of the Company's Common Stock and a warrant to purchase 36,000 of the 100,000 shares of the Company's Common Stock. MTI made the remaining investment on January 31, 2000 of $4,500,000 and received the remaining 659,200 shares of the Company's Common Stock and a warrant to purchase the remaining 64,000 shares of the Company's Common Stock. The Company incurred approximately $95,000 of legal, accounting, consultation and filing fees in connection with this transaction. The Company has valued the warrants issued to MTI on October 21, 1999 and January 31, 2000, at $231,912 and $1,273,509, respectively, using the Black-Scholes option-pricing model.

In addition, the Company received a warrant to purchase 108,000 shares of MTI's common stock on October 21, 1999 and a warrant to purchase 192,000 shares of MTI's common stock on January 31, 2000 at exercise prices of $12.56 per share, as adjusted to reflect a 3:1 stock split in April 2000, and expiration dates four years from the date of issuance. The Company has valued the warrant received on October 21, 1999 and January 31, 2000 at $568,553 and $2,926,885, respectively, using the Black-Scholes option-pricing model, and has recorded the warrants as an asset and additional paid in capital. In accordance with EITF No. 96-11, "Accounting for Forward Contracts and Purchased Options to Acquire Securities Covered by FASB Statement No. 115," options that are entered into to purchase securities that will be accounted for under SFAS No. 115 should, at inception, be designated as held-to-maturity, available-for-sale, or trading and accounted for in a manner consistent with the accounting prescribed by SFAS No. 115 for that category of securities. The Company has designated that the securities to be purchased under the warrant agreement will be available-for-sale securities and, therefore, the Company has marked to market the fair value of the warrants at each reporting period date and has recorded any unrealized gains and losses as a component of accumulated other comprehensive loss included in stockholders' equity. At September 30, 2000, the warrants have an unrealized loss of $1,021,725, which is included in accumulated other comprehensive loss included in stockholders' equity.

On October 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Upon adoption of SFAS No. 133, the Company recorded the $1,024,725 unrealized loss on its investment in warrants to purchase MTI's common stock in its results of operations as a cumulative effect of a change in accounting principle to reflect the impact of adopting this accounting standard on October 1, 2000. As of September 30, 2001, the warrants to purchase MTI's common stock have a fair value of $375,479, using the Black-Scholes option-pricing model. During the fiscal year ended September 30, 2001, the Company recorded a unrealized loss in its statement of operations on the warrants to purchase MTI's common stock of $2,098,234.

Stock Options

Under the Company's 1992, 1994, 1996, 1998, 1999 and 2000 Stock Option Plans (collectively, the "Plans"), both qualified and non-qualified stock options may be granted to certain officers, employees, directors and consultants to purchase up to 4,250,000 shares of the Company's Common Stock. At September 30, 2001, 3,716,752 of the 4,250,000 stock options available for grant under the Plans have been granted.

The Plans are subject to the following provisions:

The aggregate fair market value (determined as of the date the option is granted) of the Company's Common Stock that any employee may purchase in any calendar year pursuant to the exercise of qualified options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of a qualified option to him or her, more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to receive any qualified options under the Plans unless the option price is at least 110% of the fair market value of the Company's Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

Qualified options are issued only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. Options granted under the Plans may not be granted with an exercise price less than 100% of fair value of the Company's Common Stock, as determined by the Board of Directors on the grant date.

Options under the Plans must be granted within 10 years from the effective date of the Plan. Qualified options granted under the Plans cannot be exercised more than 10 years from the date of grant, except that qualified options issued to 10% or greater stockholders are limited to five-year terms. All options granted under the Plans provide for the payment of the Company's exercise price in cash, or by delivery to the Company of shares of the Company's Common Stock already owned by the optionee having fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Generally, the options vest and become exercisable ratably over a four-year period.

The Plans contain antidilutive provisions authorizing appropriate adjustments in certain circumstances. Shares of the Company's Common Stock subject to options that expire without being exercised or that are canceled as a result of the cessation of employment are available for further grants.

A summary of the status of the Company's stock options as of September 30, 2001, 2000 and 1999 and changes for the fiscal years then ended are presented below.

	2001		2000		1999
	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price

Outstanding at beginning of year	1,877,105	$11.89	1,851,227	$8.06	820,910	$9.58
Granted	1,172,600	10.93	820,050	16.62	1,604,000	7.03
Exercised	(88,484)	7.65	(701,774)	7.84	(455,600)	6.98
Canceled	(248,148)	12.15	(92,398)	7.83	(118,083)	8.84

Outstanding at end of year	2,713,073	$11.59	1,877,105	$11.89	1,851,227	$8.06

Options exercisable at year-end	897,580	$11.13	463,764	$9.26	840,560	$8.57

The following table summarizes information about stock options outstanding as of September 30, 2001.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$5.00-$6.38	248,391	7.12	$5.70	160,010	$5.70
$8.05-$10.50	1,169,731	8.33	8.90	332,231	8.77
$10.56-$13.38	686,851	8.32	12.01	210,876	11.53
$13.81-$20.63	554,600	8.49	17.52	171,088	17.56
$27.06-$31.25	53,500	8.83	30.79	23,375	31.18

	2,713,073	8.26	$11.59	897,580	$11.13

At September 30, 2001, an additional 533,248 shares were available under the Plans for future grants.

During 1999, the Company granted fully vested and immediately exercisable options to purchase 755,000 shares of the Company's Common Stock to consultants at exercise prices ranging from $5.75 to $10.00 per share, of which 300,000 stock options were granted outside of the Plans. The Company has recorded the fair value of the options, as determined by the Black-Scholes option pricing model, of $2,152,277, to selling, general and administrative expenses during the fiscal year ended September 30, 1999. As of September 30, 1999, options to purchase 450,000 shares at an exercise price of $7.00 per share were exercised. As of September 30, 1999, the Company received $1,333,333 of cash on these exercises and the remaining amount due from the stockholders is classified within stockholders' equity as amounts receivable from exercise of stock options. As of September 30, 2001, options to purchase 750,000 shares at exercise prices ranging from $5.75 to $10.00 per share have been exercised. As of September 30, 2001, the Company has received full payment on these exercises.

During 2000, the Company granted 216,000 non-qualified stock options to employees at an exercise price of $17.56 per share outside of the Board approved Plans, which are included in the above table.

Warrants

On June 5, 1998, the Company issued to certain individuals, in settlement of a claim asserted against the Company, Common Stock Purchase Warrants to purchase up to 68,795 shares of the Company's Common Stock, as amended, at an exercise price of $11.43 per share. The value of these warrants was not material to the financial statements. These warrants expired on November 11, 1999, unexercised.

On November 11, 1998, the Company issued common stock warrants to purchase up to 67,125 shares of the Company's Common Stock at an exercise price of $11.43 per share. The Company has recorded the fair value of these warrants, as determined by the Black-Scholes option-pricing model, of $56,362, to selling, general and administrative expenses during the fiscal year ended September 30, 1999. These warrants expired on November 11, 1999 unexercised.

On August 25, 1999, in connection with the $8 million private placement of 8,000 shares of the Company's Series A Convertible Preferred Stock, $0.01 par value per share, with Brown Simpson Strategic Growth Funds (see Note L), the Company issued common stock warrants to purchase up to 120,000 and 675,000 shares of the Company's Common Stock at an exercise price of $7.80 and $8.54, respectively. These warrants expire on August 25, 2003. The Company has valued these warrants at $2,369,292, using the Black-Scholes option-pricing model. At September 30, 2000, 18,000 shares of the Company's Common Stock had been purchased at an exercise price of $7.80 per share. On May 25, 2001, the Company issued 675,000 shares of its Common Stock in connection with the exercise of the warrant to purchase 675,000 shares of the Company's Common Stock at an exercise price of $8.54 per share. The aggregate gross proceeds to the Company as a result of the warrant exercised was $5,764,500. H.C. Wainwright & Co., Inc. received a commission of $230,580 upon the exercise of these warrants. In connection with the warrant exercise, the Company issued a new warrant to purchase 438,750 shares of the Company's Common Stock at an exercise price of $16.70 per share. The new warrant has a term of three years. The Company has valued this new warrant at $4,942,508 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2001, none of these warrants were exercised. On June 1, 2001, the Company issued 102,000 shares of its Common Stock in connection with the exercise of a warrant to purchase the Company's Common Stock at an exercise price of $7.80 per share. The aggregate gross proceeds to the Company as a result of the warrants exercised was $795,600. In connection with the warrant exercises, the Company issued new warrants to purchase 66,300 shares of the Company's Common Stock at an exercise price of $16.70 per share. The new warrants have a term of three years. The Company has valued these new warrants at $707,036 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2001, none of these warrants were exercised.

On October 21, 1999, in connection with an investment by MTI, the Company issued a warrant to purchase up to 36,000 shares of the Company's Common Stock at an exercise price of $8.80 per share. This warrant expires on October 21, 2003. On January 31, 2000, in connection with a second closing of this investment, the Company issued an additional warrant to purchase up to 64,000 shares of the Company's Common Stock at an exercise price of $8.80 per share. This warrant expires on January 31, 2004. The Company valued the warrants issued to MTI on October 12, 1999 and January 31, 2000 at $231,912 and $1,273,509, respectively, using the Black-Scholes option-pricing model. At September 30, 2001, none of these warrants had been exercised. At September 30, 2001, the Company has valued these warrants at $234,699 and has designated the warrants as a liability in accordance with EITF 00-19, as a result of the warrant holders having rights that rank higher than those of common stockholders. (See Note A)

On November 16, 1999, in connection with the acquisition of certain intellectual property, equipment and other assets from Northrop Grumman Corporation, the Company issued a warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. The Company has valued this warrant at $631,000 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. As of September 30, 2001, all of this warrant had been exercised.

On February 4, 2000, the Company issued to Northrop Grumman Corporation an additional warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. This warrant is exercisable upon the occurrence of certain defined events. As of September 30, 2000, this warrant is not yet exercisable. This warrant expires on December 31, 2006. As of September 30, 2000, the fair value of this warrant, using the Black-Scholes option-pricing model, was $936,485, which will be added to the purchase price of the assets acquired from Northrop Grumman Corporation when it becomes exerciseable. These warrants are designated as an equity instrument in accordance with EITF 00-19.

Stock-based Compensation

During 2001, the Company accelerated the vesting schedule of a stock option award in connection with an employee termination and recorded a charge of $111,250 to selling, general and administrative expenses, based on the intrinsic value of the stock options.

Had compensation cost for the Company's stock-based compensation been determined based on fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss and loss per share for the fiscal years ended September 30, 2000, 1999 and 1998 would have been increased to the pro forma amounts indicated below:

	2001		2000		1999
	Net Loss Attributable To Common Stockholders	Loss Per Common Share	Net Loss Attributable To Common Stockholders	Loss Per Common Share	Net Loss Attributable To Common Stockholders	Loss Per Common Share

As reported	$(24,264,423)	$(1.65)	$(13,047,033)	$(1.03)	$(14,392,657)	$(1.57)
Pro forma	$(29,257,543)	$(1.99)	$(17,092,280)	$(1.35)	$(15,597,109)	$(1.70)

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1996 and additional awards in future years are anticipated.

The fair value of each stock option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: an expected life of seven years, expected volatility ranging from 96.6% to 125.0%, no dividends, and risk-free interest rate ranging from 4.50% to 5.87% for the fiscal year ended September 30, 2001; an expected life of seven years, expected volatility ranging from 80.1% to 112.3%, no dividends, and risk-free interest rate of 6.17% for the fiscal year ended September 30, 2000; and an expected life of seven years, expected volatility of 80.0%, no dividends, and risk-free interest rate of 6.08% for the fiscal year ended September 30, 1999. The weighted average price of the fair value of options granted for the fiscal years ended September 30, 2001, 2000 and 1999 are $9.64, $14.05 and $5.21, respectively.

In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." This interpretation clarifies the application of APB Opinion No. 25, including (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Interpretation is effective July 1, 2000, and the effects of applying the Interpretation are recognized on a prospective basis. The adoption of this Interpretation did not have a material impact on the Company's financial condition or results of operations.

Common Stock Offering

On October 30, 2000, the Company filed for a public offering of its Common Stock. In connection with this offering, the Company incurred $1,325,606 of equity financing costs as of March 31, 2001. On April 25, 2001, the Company announced that it would not proceed with this public offering and the Company filed an amendment to the registration statement it initially filed, converting the filing to a shelf registration statement. Accordingly, the Company has expensed the $1,325,606 costs incurred associated with the initial registration statement. On June 1, 2001, the Company completed its shelf registration statement and incurred an additional $95,021 in expenses in connection with the shelf registration statement and has expensed these costs as incurred during the three months ended June 30, 2001.

On June 6, 2001, the Company issued 1,464,928 shares of its Common Stock at a price of $12.125 per share for gross proceeds of $17,762,252. The Company incurred issuance costs of $671,679 related to this transaction.

L. PREFERRED STOCK

The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

On August 25, 1999, the Company completed an $8 million private placement of 8,000 shares of its Series A Redeemable Convertible Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"), with Brown Simpson Strategic Growth Funds ("Brown Simpson"). The Series A Preferred Stock was convertible into 1,025,641 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock").

In connection with the transaction, Brown Simpson also received warrants to purchase up to 675,000 fully vested and immediately exercisable additional shares of Common Stock at $8.54 per share (the "Brown Simpson Warrants"). The Brown Simpson Warrants expire on August 25, 2003. The Company has valued these warrants at $1,818,558 based on the fair value of these warrants, as determined by the Black-Scholes option-pricing model, and has recorded this amount as a discount to the Preferred Stock. In addition, the Company incurred direct costs of $1,338,234 in connection with this preferred stock offering which have also been recorded as a discount to the Series A Preferred Stock.

H.C. Wainwright & Co., Inc. ("H.C. Wainwright") served as placement agent for the transaction and received a commission of $560,000 and warrants to purchase 120,000 shares of the Company's Common Stock at $7.80 per share. These warrants expire on August 25, 2003. H.C. Wainwright will also receive a future fee in the amount of 4% of any monies received by the Company upon the exercise of the Brown Simpson Warrants. The Company has recorded the fair value of these warrants, as determined by the Black-Scholes option-pricing model, of $550,734 as a discount to the Series A Preferred Stock.

The Company valued the Series A Preferred Stock at issuance to be $4,843,208 based on the relative fair market values of the financial instruments issued in connection with this placement and net of offering costs. The Company was accreting the carrying value of the preferred stock to its redemption value of $8,000,000 at August 25, 2003, using the effective interest method.

On March 7, 2000, the preferred stockholders elected to convert all 8,000 shares of the Series A Preferred Stock into 1,025,641 shares of the Company's Common Stock, which resulted in the accretion of an additional $3,105,888 of the discount on the redeemable preferred stock during the fiscal year ended September 30, 2000.

In November 2000, the Emerging Issues Task Force issued EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument. Based upon the guidance provided in EITF 00-27, the Company has determined that the redeemable preferred stock issued in August 1999 and converted into the Company's Common Stock in March 2000 had a beneficial conversion feature of $1,940,798. Under the guidance of EITF 00-27, the Company is required to record the beneficial conversion feature of $1,940,798 as a cumulative effect of a change in accounting principle upon adoption during the fiscal year ended September 30, 2001.

M. SIGNIFICANT CUSTOMERS

Significant customers, defined as those customers that account for 10% or more of total net revenue in a fiscal year or 10% or more of accounts receivable and unbilled contract costs and fees at the end of a fiscal year, were as follows:

	Percentage of Total Revenue Year Ended September 30,			Percentage of Accounts Receivable and Unbilled Contract Costs and Fees at September 30,
Customer	2001	2000	1999	2001	2000

U.S. government:
U.S. Department of Defense	*	*	20.6%	*	10.3%
U.S. Department of Energy	*	11.5%	*	*	*
Applied Materials	*	10.6%	*	*	22.3%

___________

* Less than 10%

N. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Non-Cash Investing and Financing Activities

	Year Ended September 30,
	2001	2000	1999

Accretion of redeemable convertible preferred stock discount	$1,940,798	$3,105,888	$50,904
Acquisition of equipment under capital leases	$324,143	-	$49,813
Contingent obligation to Class D preferred stockholders of Beacon Power Corporation	$(5,793,879)	$484,764	$5,309,115
Conversion of redeemable convertible preferred stock to common stock	-	$8,000,000	-
Common stock held in escrow issued in connection with settlement agreement	-	-	$190,191
Valuation adjustment for common stock held in escrow	-	$257,160	$238,409
Warrants issued in connection with MTI investment	-	$1,505,421	-
MTI warrant received in connection with MTI investment	-	$3,495,438	-
Valuation adjustment for warrants to purchase common stock	$(1,896,798)	$(1,021,725)	-
Net gain on investment in Beacon Power Corporation	$10,779,224	-	-
Contingent obligation to common stock warrant holders	$234,699	-	-
Retirement of treasury shares	$(249,704)	-	-
Distribution of Beacon Power Corporation common stock	$(2,963,240)	-	-
Change in unrealized gain on marketable securities	$26,367	-	$10,380

Net cash paid for the acquisitions of Inductive Components Inc., Lighthouse Software, Inc., HyComp, Inc., Ling Electronics, Inc., certain intellectual property, equipment and other assets from Northrop Grumman Corporation and Inverpower Controls Ltd. was as follows:

	Year Ended September 30,
	2001	2000	1999

Fair value of assets acquired	$3,126,638	$11,200,265	$1,742,812
Cost in excess of net assets of companies acquired, net	2,695,992	3,754,910	389,079
Liabilities assumed, including transaction costs	(1,805,030)	(2,476,383)	(567,215)
Fair value of common stock issued	(3,917,600)	(12,408,792)	(568,800)

Cash paid	$100,000	$70,000	$995,876
Less: Cash acquired	(310,427)	(45,946)	-

Net cash (received) paid for the acquisitions	$(210,427)	$24,054	$995,876

Interest and Income Taxes Paid

Cash paid for interest and income taxes was as follows:

	For the Years Ended September 30,
	2001	2000	1999

Interest	$104,994	$3,176	$115,692
Income taxes	-	-	-

O. ACQUISITIONS

Inductive Components, Inc. and Lighthouse Software, Inc.

On January 4, 1999, the Company's MagMotor subsidiary acquired substantially all of the assets and assumed certain liabilities of Inductive Components, Inc. and Lighthouse Software, Inc., pursuant to the terms of an Asset Purchase Agreement, dated January 4, 1999, among MagMotor, the Company, Inductive Components, Inc., Lighthouse Software, Inc. and Thomas Glynn, the sole stockholder of Inductive Components, Inc. and the majority stockholder of Lighthouse Software, Inc. The aggregate consideration paid by the Company for the acquired assets of Inductive Components, Inc. and Lighthouse Software, Inc. was 100,000 shares of the Company's Common Stock, valued at $5.6875 per share or $568,750. In addition, the Company assumed indebtedness of approximately $246,000. The Company has included in its consolidated results of operations the acquisition of Inductive Components, Inc. and Lighthouse Software, Inc. under the purchase method of accounting. The purchase price has been allocated as follows:

Inventory	$50,000
Property and equipment	100,597
Intangibles	275,000
Goodwill	389,079

$814,676

The pro forma financial information has not been presented, as the acquisitions of Inductive Components, Inc. and Lighthouse Software, Inc. are not material.

Hycomp, Inc.

On April 12, 1999, the Company executed an agreement to purchase substantially all of the assets and assume certain liabilities of HyComp, Inc. ("HyComp"). This agreement was dated March 31, 1999 and was by and between HyComp and HyComp Acquisition Corp., a wholly-owned subsidiary of the Company. The aggregate consideration paid by the Company for the acquired assets of HyComp consisted of (i) $750,000 in cash; (ii) the assumption of certain liabilities and obligations of HyComp in the amount of approximately $422,000; (iii) transaction costs of $95,000; and (iv) a 5% royalty to HyComp on certain sales through April 12, 2000. At September 30, 1999, the Company has recorded $50,000 of accrued royalties. The Company has included in its consolidated results of operations the acquisition of HyComp under the purchase method of accounting. The purchase price has been allocated as follows:

Accounts receivable	$38,556
Inventory	318,359
Deposits	19,800
Property and equipment	940,500

$1,317,215

The pro forma financial information has not been presented as the acquisition of HyComp is not material.

Ling Electronics, Inc.

On October 21, 1999, the Company acquired Ling Electronics, Inc. and Ling Electronics, Ltd. (collectively, "Ling Electronics") from MTI. In consideration for the acquisition of Ling Electronics, MTI received $70,000 and 770,000 shares of the Company's Common Stock valued at $9.8438 per share or $7,579,726. In addition, the Company incurred approximately $177,000 of legal, accounting, consultation and filing fees as a cost of this transaction. The purchase price of the acquisition has been allocated as follows:

Cash and cash equivalents	$45,946
Accounts receivable	1,937,023
Inventory	3,127,991
Prepaid expenses and other assets	260,239
Property and equipment	250,000
Goodwill	3,754,910
Accounts payable	(641,687)
Accrued payroll and payroll related expenses	(334,129)
Deferred revenues	(13,500)
Other accrued expenses	(560,437)

$7,826,356

The following unaudited pro forma financial information combines SatCon and Ling's results of operations as if the acquisition had taken place on October 1, 1998. The pro forma results are not necessarily indicative of what the results of operations actually would have been if the transaction had occurred on the applicable dates indicated and are not intended to be indicative of future results of operations.

	Year Ended September 30,
	2000	1999
	(unaudited)

Revenue	$31,194,618	$23,849,881
Operating loss	$(9,822,203)	$(11,316,689)
Net loss	$(10,260,029)	$(15,881,125)
Net loss attributable to common stockholders	$(13,365,917)	$(15,932,029)
Net loss per share, basic and diluted	$(1.06)	$(1.60)

Northrop Grumman Corporation

On November 16, 1999, the Company purchased certain intellectual property, equipment and other assets from Northrop Grumman Corporation ("NGC"). These assets were used by NGC in connection with its power electronics product business. The Company is amortizing the purchase price allocated to completed technology on a straight-line basis over a 10-year period. The Company is depreciating the purchase price allocated to property and equipment on a straight-line basis over a 10-year period. The Company also entered into (i) a sublease with NGC pursuant to which it agreed to a five-year sublease for approximately 14,863 square feet of rentable space in the Baltimore, Maryland area and (ii) a three-year Transition Services Agreement providing the Company access to certain test facilities and personnel of NGC on a fee basis. In consideration for these foregoing assets and agreements, NGC received 578,761 shares of the Company's Common Stock valued at $8.3438 per share or $4,829,066. In addition, the Company issued to NGC a warrant to purchase an additional 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. The Company has recorded the fair value of this warrant, as determined by the Black-Scholes option pricing model, of approximately $631,000 and approximately $119,000 of legal, accounting, consultation and filing fees as a cost of this transaction. On February 4, 2000, the Company issued to NGC an additional warrant to purchase 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. This warrant is exercisable upon the occurrence of certain defined events, none of which had occurred as of September 30, 2000. The purchase price of the asset purchase has been allocated as follows:

Inventory		$1,206,000
Property and equipment		1,091,643
Intangibles:
Completed technology	$3,142,882
Transition services agreement	101,542
Favorable lease	36,999

Total intangibles		3,281,423

		$5,579,066

The pro forma financial information has not been presented, as this transaction is the purchase of assets rather than as a business combination. The Company has determined that this transaction was the acquisition of assets and not the acquisition of a business as this business ceased operations more than 12 months prior to this acquisition of assets, the Company did not acquire facilities, employees or customer base and there is not sufficient continuity of the acquired entity's operations prior to and after the transaction.

For the fiscal year ended September 30, 2001 and 2000, the Company recognized $239,532 and $413,991, respectively, of revenue, primarily related to funded research and development arrangements, from NGC. At September 30, 2001 and 2000, the Company had $64,437 and $62,492, respectively, of accounts receivable and unbilled contract costs and fees from NGC.

Inverpower Controls Ltd.

On July 13, 2001, the Company acquired substantially all of the assets and assumed certain certain liabilities of Inverpower Controls Ltd., a corporation based in Burlington, Ontario, Canada ("Inverpower"). Inverpower is a manufacturer of power electronics modules and advanced high-speed digital controls for use in industrial power-supply, power conversion and power quality systems. The acquired assets, including plant, equipment and other physical property, were used by Inverpower in connection with its power electronics and controls business.

In consideration for the acquisition of Inverpower, SatCon paid $100,000 in cash and issued 400,000 shares of its Common Stock, $0.01 par value per share.

The aggregate purchase price of $4,351,160 consists of $100,000 of cash, Common Stock valued at $3,917,600 and transaction costs of $333,560 and has been allocated as follows:

Current assets	$2,425,865
Fixed assets and other long term assets	440,773
Developed technology	260,000
Goodwill	2,695,992
Liabilities assumed	(1,471,470)

Total	$4,351,160

The unaudited pro forma information combines (1) the historical statement of operations of SatCon for the fiscal year ended September 30, 2001 and the historical statement of operations of Inverpower for the period August 1, 2000 to July 13, 2001 and (2) the historical statement of operations of SatCon for the fiscal year ended September 30, 2000 and the historical statement of operations of Inverpower for the fiscal year ended July 31, 2000. All financial information for Inverpower is presented in U.S. dollars and is presented in accordance with accounting principles generally accepted in the United States.

	Year Ended September 30, 2001 (Unaudited)
	SatCon Historical	Inverpower Historical	Pro Forma Adjustments	Pro Forma Combined

Revenue:
Product revenue	$30,779,861	$3,824,000	$-	$34,603,861
Funded research and development and other revenue	10,904,375	-	-	10,904,375

Total revenue	41,684,236	3,824,000	-	45,508,236

Operating costs and expenses:
Cost of product revenue	27,827,909	4,215,000	-	32,042,909
Research and development and other revenue expenses:
Funded research and development revenue	7,445,625	-	-	7,445,625
Unfunded research and development expenses	6,228,901	1,412,000	-	7,640,901

Total research and development and other revenue expenses	13,674,526	1,412,000	-	15,086,526
Selling, general and administrative expenses	13,593,197	1,642,000	-	15,235,197
Write-off of public offering costs	1,420,627	-	-	1,420,627
Amortization of intangibles	1,362,365	134,000	(84,000)(1)	1,412,365

Total operating expenses	57,878,624	7,403,000	(84,000)	65,197,624

Operating loss	(16,194,388)	(3,579,000)	84,000	(19,698,388)
Other income/(losses), net	(1,480,190)	(81,000)	-	(1,561,190)
Interest income	688,593	28,000	-	716,593
Interest expense	(104,994)	(1,035,000)	-	(1,139,994)

Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	(17,090,979)	(4,667,000)	84,000	(21,673,979)
Equity loss from Beacon Power Corporation	(5,065,034)	-	-	(5,065,034)

Net loss before cumulative effect of changes in accounting principles	(22,156,013)	(4,667,000)	84,000	(26,739,013)
Cumulative effect of changes in accounting principles	(167,612)	-		(167,612)

Net loss	$(22,323,625)	$(4,667,000)	84,000	$(26,906,625)

Cumulative effect of change in accounting principle	(1,940,798)	-	-	(1,940,798)

Net loss attributable to common stockholders	$(24,264,423)	$(4,667,000)	$84,000	$(28,847,423)

Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.51)			$(1.78)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted	(0.14)			(0.14)

Net loss per weighted average share, basic and diluted	$(1.65)			$(1.92)

Weighted average number of common shares, basic and diluted	14,665,683		316,667	14,982,350

	Year Ended September 30, 2000 (Unaudited)
	SatCon Historical	Inverpower Historical	Pro Forma Adjustments	Pro Forma Combined

Revenue:
Product revenue	$22,427,428	$7,870,000		$30,297,428
Funded research and development and other revenue	8,627,601	-		8,627,601

Total revenue	31,055,029	7,870,000	-	38,925,029

Operating costs and expenses:
Cost of product revenue	19,069,192	9,367.000		28,436,192
Research and development and other revenue expenses:
Funded research and development expense	6,847,439	-		6,847,439
Unfunded research and development and other revenue expenses	3,453,326	909,000		4,362,326

Total research and development and other revenue expenses	10,300,765	909,000	-	11,209,765
Selling, general and administrative expenses	9,969,580	2,500,000		12,469,580
Amortization of intangibles	1,217,490	43,000	9,000(1)	1,269,490

Total operating costs and expenses	40,557,027	12,819,000	9,000	53,385,027

Operating loss	(9,501,998)	(4,949,000)	(9,000)	(14,459,998)
Other income, net	9,891	1,390,000		1,399,891
Interest income	453,631	39,000		492,631
Interest expense	(3,176)	(856,000)		(859,176)

Net loss before equity loss fron Beacon Power Corporation	(9,041,652)	(4,376,000)	(9,000)	(13,426,652)
Equity loss from Beacon Power Corporation	(899,493)	-		(899,493)

Net loss	(9,941,145)	(4,376,000)	(9,000)	(14,326,145)
Accretion of redeemable convertible preferred stock discount	(3,105,888)	-		(3,105,888)

Net loss attributable to common stockholders	$(13,047,033)	$(4,376,000)	$(9,000)	$(17,432,033)

Net loss per weighted average share, basic and diluted	$(1.03)			$(1.34)

Weighted average number of common shares, basic and diluted	12,629,822		400,000(2)	13,029,822

The following is a summary of adjustments reflected in the unaudited pro forma combined consolidated statements of operations for the fiscal years ended September 30, 2001 and 2000:

(1) Represents amortization of developed technology associated with the acquisition of Inverpower, which is being amortized on a straight-line basis over a 5-year period, or $50,000 for the period August 1, 2000 to July 13, 2001 and $52,000 for the fiscal years ended September 30, 2001 and 2000, net of the elimination of amortization expense related to certain assets not assumed in the acquisition. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is not being amortized.

(2) Pro forma loss per share has been computed using the weighted average shares of common stock outstanding adjusted for the issuance of 400,000 shares in connection with the acquisition.

P. LOSS PER SHARE

The following is the reconciliation of the numerators and denominators of the basic and diluted loss per share computations:

	For the Years Ended September 30,
	2001	2000	1999

Net loss attributable to common shareholders before cumulative effect of changes in accounting principles	$(22,156,013)	$(13,047,033)	$(14,392,657)
Cumulative effect of changes in accounting principles	(2,108,410)	-	-

Net loss attributable to common shareholders	$(24,264,423)	$(13,047,033)	$(14,392,657)

Basic and diluted:
Common shares outstanding, beginning of year	13,796,685	9,529,649	8,990,249
Weighted average common shares issued during the year	868,998	3,100,173	200,017
Weighted average shares repurchased during the year	-	-	(14,225)

Weighted average shares outstanding-basic and diluted	14,665,683	12,629,822	9,176,041

Net loss attributable to common shareholders before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.51)	$(1.03)	$(1.57)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted	(0.14)	-	-

Net loss attributable to common shareholders per weighted average share, basic and diluted	$(1.65)	$(1.03)	$(1.57)

For the fiscal years ended September 30, 2000 and 1999, 44,500 and 28,300 common shares, respectively, were excluded from common shares outstanding as they were held in treasury. For the fiscal year ended September 30, 1999, 42,860 common shares were excluded from common shares outstanding as they were held in escrow.

At September 30, 2001, 2000 and 1999, options and warrants to purchase 3,418,123, 2,854,105 and 2,782,147 shares of common stock, respectively, were excluded from the diluted weighted average common shares outstanding as their effect would be antidilutive.

Q. SEGMENT DISCLOSURES

The Company's organizational structure is based on strategic business units that perform services and offer various products to the principal markets in which the Company's products are sold. These business units equate to three reportable segments: Applied Technology, Power Systems and Semiconductor Products.

The Company's Technology Center and its Electronic Power Products operation in Maryland perform research and development services in collaboration with third parties. The MagMotor Division, Ling Electronics and Advanced Fuel Cell Power products operations specialize in the engineering and manufacturing of power systems. Film Microelectronics, Inc designs and manufactures semiconductor products. The Company's principal operations and markets are located in the United States.

The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on revenue and profit and loss from operations before income taxes, interest income, interest expense, other income and loss, loss from Beacon Power Corporation, unrealized loss on warrants to purchase common stock and cumulative effect of change in accounting principle, excluding the effects of the write-off of the public offering costs and amortization of intangible assets associated with acquisitions. Common costs not directly attributable to a particular segment are allocated among segments based on management's estimates.

The following is a summary of the Company's operations by operating segment:

	Year Ended September 30,
	2001	2000	1999

Applied Technology:
Product revenue	-	$31,486	-
Funded research and development and other revenue	$10,904,375	8,627,601	$6,355,383

Total revenue	$10,904,375	$8,659,087	$6,355,383

Loss from operations, net of amortization of intangibles	$(4,632,917)	$(3,838,907)	$(6,577,012)

Power Systems:
Product revenue	$20,163,556	$14,098,546	$2,816,413

Loss from operations, net of amortization of intangibles	$(7,656,522)	$(1,559,792)	$(755,272)

Semiconductor Products:
Product revenue	$10,616,305	$8,297,396	$6,306,085

Loss from operations, net of amortization of intangibles	$(2,542,584)	$(2,885,809)	$(2,073,946)

Consolidated:
Product revenue	$30,779,861	$22,427,428	$9,122,498
Funded research and development and other revenue	10,904,375	8,627,601	6,355,383

Total revenue	$41,684,236	$31,055,029	$15,477,881

Loss from operations, net of amortization of intangibles	$(14,832,023)	$(8,284,508)	$(9,406,230)
Amortization of intangibles	(1,362,365)	(1,217,490)	(371,087)

Operating loss	$(16,194,388)	(9,501,998)	(9,777,317)
Other income (loss)	(1,480,190)	9,891	(150,464)
Interest income	688,593	453,631	42,287
Interest expense	(104,994)	(3,176)	(115,692)

Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	$(17,070,979)	$(9,041,652)	$(10,001,186)

The following is a summary of the Company's total segment assets by operating segment:

	September 30,
	2001	2000

Applied Technology:
Segment assets	$29,223,705	$18,464,754
Power Systems:
Segment assets	21,835,106	13,783,418
Semiconductor Products:
Segment assets	9,987,749	9,765,354

Consolidated:
Segment assets	61,046,560	42,013,526
Investment in Beacon Power Corporation	7,152,984	-
Warrants to purchase common stock	576,915	2,473,713

Total assets	$68,776,459	$44,487,239

The Company operates and markets its services and products on a worldwide basis with its principal markets as follows:

	Year Ended September 30,
	2001	2000	1999

Revenue by geographic region:
United States	$35,613,129	$27,701,844	$14,627,000
Rest of world	6,071,107	3,353,185	850,981

Total revenue	$41,684,236	$31,055,029	$15,477,981

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SUPPLEMENTARY SCHEDULE

To the Board of Directors of SatCon Technology Corporation:

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of SatCon Technology Corporation and its subsidiaries, included in this Form 10 -K, and have issued our report thereon dated December 4, 2001. Our audit was made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The schedule listed in the financial statement schedule index is the responsibility of the Company's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ Arthur Andersen llp

Boston, Massachusetts

December 4, 2001

FINANCIAL STATEMENT SCHEDULE

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of period	Additions charged to costs and expenses	Additions from Acquisitions	Deductions and Adjustments	Balance at end of period

Year Ended September 30, 1999:
Allowance for uncollectible accounts	$51,836	$345,433	-	$(10,583)	$386,686
Allowance for unbilled contract costs	$57,611	$688,510	-	-	$746,121
Deferred tax valuation allowance	$6,801,567	$4,788,539	-	-	$11,590,106
Allowance for excess and obsolete inventory	$208,776	$870,021	-	-	$1,078,797
Reserve for product warranty expense	-	$36,000	-	-	$36,000
Accrued costs for consolidation of facilities.	$100,000	-	-	-	$100,000
Year Ended September 30, 2000:
Allowance for uncollectible accounts	$386,686	$265,742	-	$(332,208)	$320,220
Allowance for unbilled contract costs	$746,121	-	-	$(746,121)	-
Deferred tax valuation allowance	$11,590,106	$9,668,342	-	-	$21,258,448
Allowance for excess and obsolete inventory	$1,078,797	$658,774	-	$(543,621)	$1,193,950
Reserve for product warranty expense	$36,000	$264,096	$195,384	$(30,365)	$465,115
Accrued costs for consolidation of facilities	$100,000	-	-	-	$100,000
Year Ended September 30, 2001:
Allowance for uncollectible accounts	$320,220	$540,977	-	$(85,491)	$775,706
Deferred tax valuation allowance	$21,258,448	5,355,184	-	$(8,151,232)	$18,462,400
Allowance for excess and obsolete inventory	$1,193,950	$1,153,564	-	$(297,625)	$2,049,889
Reserve for product warranty expense	$465,115	$38,436	$722,483	$(275,038)	$950,996
Accrued costs for consolidation of facilities	$100,000	$175,000	-	$(100,000)	$175,000